NEWS

BG STAFFING COMPLETES $9.4 MILLION FINANCING

Financing Enhances Ability for Continued Growth

PLANO, Texas – (December 18, 2014) – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of temporary staffing services across a diverse set of industries, today announced that it has completed a $9.4 million private placement financing.

Private Placement Summary

•	963,750 of common stock were sold to institutions and accredited investors at $9.75 per share.

•	Net proceeds of $8.6 million, after placement agent fees, were raised.

•	Taglich Brothers, Inc. acted as the sole placement agent.

•	Use of proceeds includes reducing indebtedness under the revolver portion of a senior credit facility.

L. Allen Baker, Jr., President and CEO, said that, “Prior financings, while we were a private company, allowed us to grow the Company's revenues from $35 million in 2009 to $173 million in the last we months. The completion of this financing provides a runway from which we can continue to build the Company and evaluate future accretive acquisitions.”

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its information technology, light industrial and multifamily divisions. BG Staffing is a temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. Please visit www.bgstaffing.com for more information.

Forward-Looking Statements
The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com